Exhibit 10.8

SEPARATION AND GENERAL RELEASE AGREEMENT

In consideration of the covenants undertaken and releases contained in this Separation and General Release Agreement, including any exhibits hereto (this “Agreement”), Olivier C. Leonetti (“Executive”) and Western Digital Technologies, Inc., a Delaware corporation, including its parent company and any related entities and subsidiaries (collectively referred to as “Western Digital”), agree as follows:
1.Separation from and Termination of Employment. Conditioned upon the terms of this Agreement, Executive’s employment with Western Digital and its affiliated and subsidiary businesses in any other capacity, will terminate for all purposes effective October 1, 2016, unless terminated earlier upon two weeks’ written notice from Executive (such date, the “Severance Date”), provided, that in no event shall the Severance Date be earlier than September 1, 2016. Executive further agrees to continue employment with Western Digital in a transitional role as Chief Financial Officer through September 1, 2016, and as a special advisor thereafter through the Severance Date, and to perform such duties as may be requested by the Chief Executive Officer of Western Digital Corporation through the Severance Date, including continuing in the role of principal accounting officer through September 1, 2016. Executive hereby resigns his positions with Western Digital and any of its affiliates and subsidiaries, effective as of the Severance Date unless provided for sooner in a separate written agreement by Executive. All salary, compensation, benefits and perquisites of employment will cease as of the Severance Date. Executive will continue to vest in outstanding equity grants through the Severance Date (subject to his continued employment through the applicable vesting date). Executive shall submit his final expense report, if any, by the Severance Date, which Western Digital shall reimburse in the ordinary course of business. Within sixty (60) days following the Severance Date, Executive shall receive payment in an amount equal to (a) all final amounts owed to Executive for Executive’s regular and usual base salary (if any), and (b) all final amounts owed to Executive for Executive’s earned and accrued but unpaid bonuses (if any), in accordance with the terms of the applicable bonus plan. Executive is not required to sign this Agreement in order to receive the compensation, vesting and expense reimbursement described in this Section 1. All payments due to Executive from Western Digital after the Severance Date shall be determined under this Agreement. For the avoidance of doubt, Executive shall not be required to repay to Western Digital the signing bonus set forth in Executive’s offer letter dated August 14, 2014.

2.Separation Benefits. The benefits (“Separation Benefits”) provided under Section 2 of this Agreement are intended to be consistent with the Western Digital Corporation Executive Severance Plan. Provided that Executive (a) executes and delivers this Agreement to Western Digital and does not revoke this Agreement within the seven (7) day revocation period following the date Executive signs this Agreement, and (b) executes and delivers to Western Digital a general release of claims substantially in the form attached hereto as Exhibit A (the “Separation Release”) on the Severance Date (and no earlier) and does not revoke the Separation Release within the seven (7) day revocation period following the date Executive signs the Separation Release, Western Digital shall provide Executive with the following Separation Benefits during the thirty-day period commencing on the Severance Date:

A.
Salary Payment. Subject to the terms and conditions of this Agreement, Executive will receive a payment of One Million Dollars ($1,000,000), less standard withholdings and authorized deductions, which represents a payment equal to twenty-four (24) months of Executive’s salary (“Salary Payment”).

B.
COBRA Payment. Executive shall receive a cash lump sum payment of Twenty-Eight Thousand, Six Hundred Forty-Three Dollars and Seventy-Six Cents ($28,643.76), which represents a payment equal to the equivalent of eighteen (18) months’ payment for health care continuation costs under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (“COBRA Payment”) (presently estimated at $1,591.32 per month), less required tax withholdings and authorized deductions. Executive understands that Executive remains responsible for working with Western Digital’s outside benefits administrator to elect COBRA benefits and must timely elect coverage in order to be eligible for COBRA benefits, should Executive elect COBRA. A COBRA election form and enrollment package will be mailed to Executive’s home address approximately two weeks after the end of the month in which Executive’s Severance Date occurs. Enrollment is not automatic. Executive understands that Executive must apply within sixty (60) days after the Severance Date or the date of Executive’s notification letter, whichever is later, or Executive will forfeit Executive’s right to COBRA coverage.

C.
STI Bonus. Other than as set forth in this Section 2.C., Executive acknowledges and agrees that he has been paid all bonuses he is owed by Western Digital through the Severance Date. Western Digital acknowledges and agrees that the bonus payment (if any) under the short-term incentive program (“STI”) of the Incentive Compensation Plan for the Second Half of Fiscal Year 2016 shall be paid in the ordinary course and no later than the Severance Date. Assuming a Severance Date of October 1, 2016, for the bonus cycle comprising the First Half of Fiscal Year 2017 (the period of July 2, 2016 - December 30, 2016), Executive shall receive a payment in the amount of One Hundred Twenty-Six Thousand, Twenty-Seven Dollars ($126,027), less standard withholding and authorized deductions, which represents a payment equal to Executive’s prorated bonus opportunity under the STI for the bonus cycle for the First Half of Fiscal Year 2017, assuming 100% of the performance targets are met regardless of the actual funding by Western Digital. In the event the Severance Date occurs earlier than October 1, 2016, the payment under this Section 2.C. shall be an amount equal to Executive’s prorated bonus opportunity under the STI for the bonus cycle in which the Severance Date occurs, assuming 100% of the performance targets are met regardless of actual funding by Western Digital, prorated based on the number of days from the beginning of the bonus cycle through the Severance Date, as determined by Western Digital. Executive will not be entitled to additional payments under the STI.

D.
Transition Bonus. In order to facilitate a smooth transition through the Severance Date, Western Digital agrees to pay Executive a transition bonus (the “Transition Bonus”) of Three Hundred Fifty Thousand Dollars ($350,000), less standard withholding and authorized deductions, subject to Executive’s continued employment through the Severance Date and reasonable satisfactory performance of such duties as may be requested by the Chief Executive Officer of Western Digital Corporation through such date, in accordance with Section 1; provided, that in the event the Chief Executive Officer determines that Executive’s performance of such duties is not satisfactory, Executive shall be entitled to notice of such determination and an opportunity to cure within seven (7) business days following receipt of such notification.

E.
Options. Executive’s then outstanding stock options will vest and become exercisable as to any such stock options that would have vested if Executive had remained employed with Western Digital through the Severance Date (assuming a Severance Date of October 1, 2016, such date would be April 1, 2017). Notwithstanding anything to the contrary herein, the exercisability of Executive’s outstanding stock options shall continue to be governed by the stock incentive plans and stock option agreements applicable to such options. To the extent that any stock option is exercisable by the Executive on the Executive’s Severance Date, it may be exercised by the Executive at any time within three months following the Executive’s Severance Date (subject to earlier termination at the end of the option term or in connection with a change in control of Western Digital as provided in the applicable option documentation).  Any stock option, to the extent it is exercisable for the three-month period following the Executive’s Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the three-month period. Notwithstanding anything to the contrary herein, Executive shall not be entitled to any further continued vesting under any stock option award following the Severance Date, and the Severance Date shall be deemed to be Executive’s “Severance Date” for purposes of any outstanding stock option award agreements.

F.
Time-Vested Restricted Stock Units. Executive’s then outstanding and unvested restricted stock units will vest and become payable as to any such units that would have vested if Executive had remained employed with Western Digital through the Severance Date (assuming a Severance Date of October 1, 2016, such date would be April 1, 2017). Executive will be subject to any applicable tax withholdings on this income. Notwithstanding anything to the contrary herein, Executive shall not be entitled to any further continued vesting under any restricted stock unit award following the Severance Date, and the Severance Date shall be deemed to be Executive’s “Severance Date” for purposes of any outstanding restricted stock unit award agreements.

G.
Performance-Based Restricted Stock Units (“PSUs”). Executive’s then outstanding and unvested PSUs granted on August 4, 2015 shall become fully vested and payable at the target number of stock units (11,990 PSUs, as well as any accrued dividend equivalents to the extent applicable), in accordance with Section 8(b) of the Notice of Grant of Stock Units and Stock Unit Award Agreement - Executives and Standard Terms and Conditions for Performance Stock Unit Awards - Executives applicable to such award. Executive will be subject to any applicable tax withholdings on this income. For the avoidance of doubt, (i) the PSUs granted to Executive on September 11, 2014 shall vest and become payable as determined by the Compensation Committee of the Board of Directors of Western Digital Corporation in the ordinary course, and (ii) on the Severance Date, Executive’s then outstanding and unvested PSUs granted to Executive on March 7, 2016 will forfeit and terminate without any further vesting or payment thereof in accordance with Section 8(b) of the Notice of Grant of Stock Units and Standard Terms and Conditions for Performance Stock Unit Awards, dated as of March 7, 2016.

H.
Outplacement Services. A maximum of Fourteen Thousand, Nine Hundred Dollars ($14,900) for a maximum of twelve (12) months in outplacement services provided by a vendor selected by Executive and approved by Western Digital for the use of Executive only, provided, that Executive notify Western Digital of such vendor selection no later than November 1, 2016 (“Outplacement Services”). These services are not transferable or assignable to any other person. Executive is not entitled to the cash value of these services, which must be commenced within 30 days of the Severance Date.

By signing this Agreement and the Separation Release, Executive acknowledges and agrees that Executive shall not accrue or be entitled to any payments or benefits beyond the Severance Date except for the Separation Benefits listed in this Section 2 of the Agreement. Executive acknowledges that the Separation Benefits are an additional benefit beyond that to which Executive is entitled to, and given in consideration for Executive’s promises in this Agreement and the Separation Release, and that such Separation Benefits are contingent upon Executive’s execution of this Agreement and the Separation Release. The Separation Benefits are inclusive of any and all of Executive’s incurred or alleged fees, expenses, and/or costs which relate in any way to Western Digital, including attorney’s fees.

The amount of the Salary Payment, COBRA Payment, STI bonus payment and Transition Bonus will be reported on Executive’s Form W-2 as income. In addition, amounts relating to the vesting of restricted stock units and exercises of certain stock options will be reported on Executive’s Form W-2 as income as applicable.
3.General Release By Executive

A.
Executive understands and agrees that, by signing this Agreement, in exchange for the Separation Benefits that Executive will receive under Section 2 above, Executive is waiving, releasing and discharging, and promising not to sue, Western Digital Corporation and each and all of its divisions, subsidiaries, parents, predecessors, successors, assigns, and affiliated or related corporations and entities, past and present, including but not limited to Western Digital Technologies, Inc., Western Digital (Fremont), LLC, WD Media, LLC, and HGST, Inc., as well as each and all of its and their owners, trustees, officers, directors, managers, shareholders, members, partners, administrators, fiduciaries, representatives, attorneys, assignees, successors, insurers, benefit plans, agents and employees, past and present, and each of them (collectively, “Released Parties”), from and with respect to any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Executive’s employment relationship with, or the termination of Executive’s employment with, any of the Released Parties, including but in no way limited to, any act or omission committed or omitted prior to the date of execution of this Agreement. This general release of claims includes, but is in no way limited to, any and all wage and hour claims, claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any statute, constitution or regulation, including but not limited to any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990, the Older Workers Benefits Protection Act (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Cal-COBRA, the Immigration and Nationality Act Section 1324a,

the federal Worker Adjustment and Retraining Notification Act (“WARN”), California WARN Labor Code Sections 1400 et seq., the California Fair Employment and Housing Act (“FEHA”), the Family and Medical Leave Act of 1993 (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code and Industrial Welfare Commission Wage Orders, or any other federal, state or local laws, regulations or ordinances, and any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability, and every type of relief (legal, equitable and otherwise) available to Executive, from the beginning of time to the date Executive signs this Agreement.

B.
The foregoing release does not extend to Executive’s right to receive (i) any vested rights or benefits under the terms of any “employee benefit plan,” as defined in Section 3(3) of ERISA or any Western Digital nonqualified deferred compensation plan; (ii) Executive’s vested rights, if any, under any stock option grant or stock award pursuant to the terms of such grant agreement or applicable equity award plan; (iii) indemnification under California Labor Code § 2802 California Corporations Code §317, Western Digital’s by-laws, any indemnification agreement between Western Digital and Executive, or any other federal or state statute, law, regulation or provision that confers upon Executive a right to defense or indemnification arising out of the services he performed for Western Digital or any of the Releasees; (iv) claims under the ADEA that may arise after the date Executive signs this Agreement; or (v) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement as a matter of law. Executive understands that nothing in the release shall preclude Executive from filing a claim for unemployment or workers compensation insurance. Executive understands that nothing in this release or agreement shall preclude Executive from filing a charge or complaint with any state or federal government agency or to participate or cooperate in such a matter; Executive agrees, however, to waive and release any right to seek or receive monetary damages resulting from any such charge or complaint or any action or proceeding brought by such government agency.

C.
This general release applies to claims or rights that Executive may possess either individually or as a class member, and Executive waives and releases any right to participate in or receive money or benefits from any class action settlement or judgment after the date this Agreement is signed that relates in any way to Executive’s employment with Western Digital.

D.	This general release is binding on Executive’s heirs, family members, dependents, beneficiaries, executors, administrators, successors and assigns.

E.
The obligations stated in this general release are intended as full and complete satisfaction of any and all claims the Executive has now, or has had in the past. By signing this general release, Executive specifically represents that Executive has made reasonable effort to become fully apprised of the nature and consequences of this general release, and that Executive understands that if any facts with respect to any matter covered by this release are found to be different from the facts Executive now believes to be true, Executive accepts and assumes that risk and agrees that this general release shall be effective notwithstanding such differences. Executive expressly agrees that this release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.

F.	Executive represents and warrants that neither Medicare nor Medicaid has made any payment for medical services or items pursuant to 42 U.S.C. § 1395y and the corresponding regulations,

or otherwise, relating to the Released Matter. “Released Matter” means any released accident, occurrence, injury, illness, disease, loss, claim, demand, damages, or matter that is subject to this Agreement and the releases herein. Executive acknowledges and agrees that neither Western Digital nor any of the Released Parties has any obligation or responsibility to reimburse Medicare, Medicaid, the Centers for Medicare and Medicaid Services, or any other entity or person for any past or future injury related medical expenses that have arisen or may hereafter arise out or relate in any way to the Released Matters. Executive acknowledges and agrees that it is Executive’s responsibility alone to reimburse such entities for any payments made on their behalf for such past or future medical expenses, if any, and Executive agrees to indemnify and hold harmless Western Digital and the Released Parties from any and all claims, demands, liens, subrogated interests and/or causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or Medicaid and/or persons acting on behalf of Medicare and/or Medicaid concerning medical, hospital, or other expenses arising of the Released Matters, or concerning any claim based on inaccurate or inadequate information provided by Executive concerning Executive’s status as a Medicare or Medicaid beneficiary.

G.
Executive promises not to pursue any claim that Executive has settled by this release. If Executive breaks this promise, Executive agrees to pay all of Western Digital’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. Executive understands that nothing in this Agreement shall be deemed to preclude Executive from challenging the knowing and voluntary nature of this release before a court or the Equal Employment Opportunity Commission (“EEOC”), or from filing a charge with the EEOC, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment laws. Executive understands, however, that, by signing this release, Executive is waiving the right to monetary recovery based on claims asserted in such a charge or complaint. Executive further understands that nothing in this Agreement prohibits Executive from reporting possible legal or regulatory violations to any governmental or regulatory agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or making other reports or disclosures that are protected under federal or state law or regulation. Executive further understands that Executive does not need authorization from Western Digital to make any such reports or disclosures, and Executive is not required to notify Western Digital if Executive does so.

4. 1542 Waiver. It is Executive’s intention in signing this Agreement that the general release of claims should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges and understands the significance and consequence of such release and such specific waiver of SECTION 1542
5.Acknowledgements. Executive acknowledges and agrees that Executive has not suffered any on-the-job injury for which Executive has not already filed a claim, that Executive has been properly provided any leave of absence due to Executive or a family member’s health condition, and that Executive has not been subjected to any improper treatment, conduct or actions due to or related to any request by Executive for or taking of any leave of absence because of Executive’s own or a family member’s health condition, nor has Executive been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act. Executive has not been retaliated against for reporting any allegations of wrongdoing by Western Digital or its officers, including any allegations of corporate fraud.

6.Acceptance and Revocation Rights. Executive is hereby advised (a) to consult with an attorney if Executive desires prior to signing this Agreement, (b) that this Agreement does not waive rights or claims that may arise after it is executed by Executive, and (c) that Executive has twenty-one (21) days in which to consider and accept this Agreement by signing and returning this Agreement to Western Digital. In addition, Executive has a period of seven (7) days following Executive’s execution of this Agreement in which Executive may revoke the Agreement. This Agreement will not become effective or enforceable until the seven (7) day revocation period has passed without revocation. If Executive does not advise Western Digital (by communicating such revocation to the Executive Vice President and Chief Human Resources Officer within such seven (7) day period) of Executive’s intent to revoke the Agreement, Executive has waived the right to revoke the Agreement, and it will become effective and enforceable.

7.Denial of Liability. This Agreement does not constitute an admission by Western Digital of any violation of federal, state or local law, ordinance or regulation or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Western Digital. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

8.Confidential and Proprietary Information. Executive acknowledges that by reason of Executive’s position with Western Digital, Executive has been given access to confidential, trade secret, proprietary or private materials or information regarding Western Digital’s business. Executive represents that Executive has held all such information confidential and will continue to do so, and that Executive will not use such information without the prior written consent of Western Digital. Executive may continue to receive and be entrusted with confidential material through the Severance Date. In addition, Executive agrees that Executive’s obligations under the Employee Invention and Confidentiality Agreement, if Executive is subject to one, or any other similar Western Digital or Released Party agreement or policy relating to confidential information, employee inventions, nonsolicitation, noncompetition, or similar matters to which Executive is now subject (“Surviving Agreements”) continue in effect per the terms of those agreements. Executive represents that Executive has returned all confidential, proprietary and trade secret information within Executive’s possession or control to Western Digital or will make best efforts to do so on or before the Severance Date. Executive understands that confidential trade secrets, proprietary information and confidential business information of Western Digital affects the successful conduct of Western Digital’s business and its goodwill. Executive hereby acknowledges that the sale or unauthorized use or disclosure of any confidential, trade secret, proprietary or private materials or information regarding Western Digital’s business by any means whatsoever shall constitute “Unfair Competition.” Executive agrees that Executive shall not engage in Unfair Competition at any time.

9.Return of Company Property. Executive warrants and represents that Executive will return all company equipment, including, but not limited to, keys or means of access to Western Digital’s facilities or parking structures, computers, cell phones, personal data assistants, and notebooks within Executive’s possession or control, and not previously delivered to Western Digital, on or before Executive’s Severance Date. Executive will also return all information, materials, documents, memoranda, reports, files, samples, books, correspondence, lists, programs, documentation, and/or other related materials produced as a result of Executive’s employment with Western Digital (including copies) within Executive’s possession or control, and not previously delivered to Western Digital, no later than Executive’s Severance Date.

10.Soliciting Employees. Executive promises and agrees that he will not, during the twenty-four (24) months following the Severance Date, directly or indirectly solicit any employee of Western Digital to work for any business, individual, partnership, firm, or corporation.

11.Litigation and Investigation Cooperation. Executive agrees to reasonably cooperate with Western Digital regarding any threatened, pending or subsequently filed litigation, claims, or other disputes, or in any investigation or proceeding by any governmental agency or body, involving Western Digital that relate to matters within Executive’s knowledge or responsibility during Executive’s employment with Western Digital. Executive has disclosed to Western Digital’s General Counsel all information within Executive’s knowledge as of the date of this Agreement related to any pending or threated legal matter with which Executive has had any direct or indirect involvement. Furthermore, Executive agrees to cooperate in the prosecution of any claims and lawsuits brought by Western Digital that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of Executive’s employment with Western Digital. Without limiting the foregoing, Executive agrees (a) to meet with Western Digital representatives, its counsel, or other designees at mutually convenient times and places with respect to any items with the scope of this provision; (b) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (c) to provide Western Digital with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Western Digital will reimburse Executive for all reasonable expenses in connection with the assistance and cooperation described in this paragraph.

12.Intellectual Property Assistance. Executive agrees to execute every lawful document that Western Digital requests him to execute (whether or not during Executive’s employment with Western Digital) in connection with the protection of Western Digital’s intellectual property rights. Such lawful documents include, but are not limited to, declarations and assignments including declarations of inventorship for filing and prosecuting patent applications on inventions, assignments to show title to such inventions and patent applications in Western Digital or Western Digital’s designee, and assignments to show title to works of authorship and applications for copyright registration. Executive agrees that Executive shall give such further assistance, including but not limited to information and testimony pursuant to Western Digital’s request (whether or not after Executive’s Severance Date) in connection with its defense, assertion, or protection of Western Digital’s intellectual property rights. Western Digital shall reimburse Executive for all reasonable out of pocket expenses incurred in providing assistance pursuant to this provision.

13.Non-Disparagement. Executive agrees that Executive shall not (a) directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, Western Digital, as well as its directors, officers, and employees, past and present, and each of them, in each such case in his or her capacity as a service provider to Western Digital, or (b) make any statement or engage in any conduct that has the purpose of materially disrupting the business of Western Digital. Western Digital shall advise the following executives: Stephen Milligan, Mike Cordano, Jackie DeMaria, Mark Long and Michael Ray not to knowingly make any oral or written disparaging statement regarding Executive’s employment for so long as they remain employed by Western Digital. Western Digital agrees that Stephen Milligan, the Chief Executive Officer, and Henry DeNero, the Chairman of the Audit Committee of the Board of Directors of Western Digital Corporation, (collectively referred to as “Designated Executives”) will provide a reasonable reference regarding Executive’s employment in accordance with the talking points set forth in Exhibit B as may be reasonable under the circumstances upon Executive’s reasonable request for so long as they remain in the same role at Western Digital.  Notwithstanding the preceding sentence, in the event Western Digital receives inquiries from potential employers regarding Executive that are not directed to the Designated Executives, Western Digital will provide only Executive’s dates of employment, position history, and compensation, and Executive agrees that Executive will direct all reference inquiries to Western Digital’s third-party verification service, The Work Number. Nothing herein shall in any way prohibit Executive or Western Digital from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to Executive or Western Digital.

14.Repayment Provision Upon Re-employment. Executive agrees to repay Western Digital a pro rata portion of the Separation Benefits paid to Executive under Section 2 of this Agreement if Executive obtains re-employment with Western Digital, including any of its related entities, within the period of time after execution of the Agreement as set forth in Section 2 for which Western Digital contemplates paying Executive Separation Benefits. For example, if Executive is paid two weeks of Separation Benefits, but is reemployed by Western Digital one week after Executive’s Severance Date, Executive must repay one week of Separation Benefits to Western Digital.

15.Warranty Regarding Non-Assignment. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless Western Digital from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

16.Termination of Relationship. Executive and Western Digital acknowledge that any employment or contractual relationship between them shall terminate on the Severance Date, and that they have no further employment or contractual relationship except as may arise out of this Agreement and Executive’s continued obligations under the Surviving Agreements.

17.Warranty Regarding Taxes. Executive agrees that Executive shall be exclusively and fully liable for the payment of any and all federal, state, and local taxes which may be due, and tax consequences, including interest and penalties, if any, as the result of the consideration received as set forth herein. Executive agrees to indemnify Western Digital for, and to hold Western Digital harmless from, any obligation, liability, taxes, penalties, costs or attorney’s fees (collectively, the “Tax Liability”) it may incur in connection with the failure to withhold any tax, social security, FICA, or any other amounts associated with the above-referenced payment, except to the extent such Tax Liability directly results from Western Digital’s gross negligence in connection with the failure to properly withhold or report any tax, social security, FICA or other amounts associated with the above-referenced payment. Executive has not relied upon any advice from Western Digital as to the taxability of any payments hereunder, whether pursuant to federal, state or local income tax statutes or otherwise. Executive acknowledges that Western Digital does not make and has not made any representations regarding the taxability of the payment to Executive, and Executive has not relied upon any representation or advice by Western Digital on that subject. It is intended that the terms of this Agreement will not result in the imposition of any tax liability pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. This Agreement shall be construed and interpreted consistent with that intent so as to avoid the imputation of any additional tax, penalty or interest under Section 409A of the Internal Revenue Code yet preserve (to the nearest extent possible) the intended benefit payable to the Executive.

18.Severability and Enforceability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable. The parties agree that a waiver of a breach by the other party shall not operate or be construed as a waiver by that party of any subsequent breach of like or similar kind. No waiver shall be binding unless in writing and signed by the party waiving the breach.

19.Integration Clause. This Agreement, the Separation Release, the Surviving Agreements, the Indemnity Agreement between Executive and Western Digital in existence as of the date of this Agreement, and the applicable equity award plans and award agreements governing outstanding equity awards (collectively, the “Integrated Agreements”) constitute and contain the entire agreement and understanding concerning Executive’s employment and the other matters addressed herein. The parties intend the Integrated Agreements to be a complete and exclusive statement of the terms of their agreement. The parties represent and acknowledge that they do not rely and have not relied upon any representation or statement not set forth in this Agreement. The Integrated Agreements supersede and replace all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters contained herein. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties.

20.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.Advice of Counsel. In entering this Agreement, the parties represent that they have had the opportunity to seek the advice of counsel of their choosing prior to executing this Agreement.

22.Attorney’s Fees. The parties agree that each side shall bear their own costs and any attorney’s fees incurred in connection with this Agreement, other than as may be set forth in Section 2 above or in this Section 21. If a suit, action, arbitration or other proceeding of any nature whatsoever is instituted in connection with an alleged breach under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees and related costs incurred in connection with such legal dispute over the breach of the Agreement.

23.Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

24.Cooperation in Drafting. Executive and Western Digital have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

25.Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

26.Arbitration and Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State without regard to principles of conflict of laws.

A.
Provided that Executive has exhausted the claims and appeals procedure of the Plan with respect to any claim for benefits or for breach of fiduciary duty, any dispute regarding Executive’s employment with Western Digital or termination of such employment, and any aspect of this Agreement (including but not limited to the enforceability, unconscionability, interpretation, construction, or breach of this Agreement), shall be governed by the Western Digital Dispute Resolution Agreement, in the event an enforceable one exists between Executive and Western Digital.

B.
In the event that an enforceable Western Digital Dispute Resolution Agreement between Executive and Western Digital does not exist, and provided that Executive has exhausted the claims and appeals procedure previously mentioned in this paragraph, the following shall apply: Any dispute regarding Executive’s employment with Western Digital or its termination, and any aspect of this Agreement (including but not limited to the enforceability, unconscionability, interpretation, construction, or breach of this Agreement, except as expressly provided otherwise herein) shall be settled by final and binding arbitration before a single arbitrator in the county in which Executive worked in accordance with the JAMS Employment Arbitration Rules and Procedures (“Rules”) as the exclusive remedy for such dispute, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A copy of the Rules can be found at: http://www.jamsadr.com/rules-employment-arbitration. The arbitration proceedings do not provide for jury trials, but for a hearing before one independent, neutral arbitrator. Therefore, in agreeing to arbitrate claims, both Executive and Western Digital and its affiliates are waiving a trial or hearing before a jury. Any claim shall be brought in the parties’ individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding, and accordingly Executive waives all purported and actual class and collective action claims, unless applicable law prohibits such waiver, which itself, notwithstanding the foregoing, shall be a question for a court of competent jurisdiction to resolve. In the event of (1) a California Private Attorney General Action claim; (2) a purported or actual class or collective action claim determined to be non-waivable pursuant to applicable law; or (3) any claim determined to be non-arbitrable pursuant to applicable law, such claim(s) shall be brought as a civil action and shall be stayed pending resolution of all arbitrable claims in arbitration.

C.	This arbitration provision shall be viewed as a post-employment agreement, with both Executive and Western Digital splitting equally any fees of the arbitrator and JAMS.

27.Injunctive Relief. It is expressly agreed by all parties that Western Digital will or would suffer irreparable injury if Executive were to breach Section 8 of this Agreement. Therefore, notwithstanding the provisions of the preceding Section 25, Western Digital shall have the immediate right to seek a preliminary order or injunction enforcing the foregoing obligations during the pendency of, or outside of, all arbitration or other proceedings. Thus, Western Digital shall be entitled to bring an action in any court of competent jurisdiction for injunctive or other extraordinary relief, without the necessity of posting any bond (and if bond shall nevertheless be required by a court of competent jurisdiction, the parties agree that the sum of $100 shall be sufficient bond), as Western Digital deems necessary or appropriate to obtain an injunction prohibiting Executive from any breach or threatened breach of Section 8 of this Agreement, or similar order or extraordinary remedy regarding such breach or threatened breach. This covenant shall be independent, severable and enforceable notwithstanding any other rights or remedies which Western Digital may have.

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IN WITNESS WHEREOF, the undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 3rd day of August 2016.

“EXECUTIVE”
Print Name: Olivier C. Leonetti
Signature: /s/ Olivier C. Leonetti

EXECUTED this 3rd day of August 2016.
“WESTERN DIGITAL”
Print Name: Jacqueline DeMaria
Title:     EVP and Chief Human Resources Officer
Signature: /s/ Jacqueline DeMaria

EXHIBIT A

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (“Release”) is entered into as of this _____ day of ______ 2016, between Olivier C. Leonetti (“Executive”), and Western Digital Technologies, Inc., a Delaware corporation, including its parent company and any related entities and subsidiaries (collectively referred to as “Western Digital”).

WHEREAS, Executive and Western Digital are parties to that certain Separation Agreement dated as of __________, 2016 (the “Agreement”);

WHEREAS, the parties hereto agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release, which execution shall occur no earlier than the Severance Date set forth in the Agreement; and

WHEREAS, the parties now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to Section 2 of the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that she would not otherwise be entitled to receive, Executive and Western Digital hereby agree as follows:

1.	General Release By Executive

A.
Executive understands and agrees that, by signing this Release, in exchange for the Separation Benefits that Executive will receive under Section 2 of the Agreement, Executive is waiving, releasing and discharging, and promising not to sue, Western Digital Corporation and each and all of its divisions, subsidiaries, parents, predecessors, successors, assigns, and affiliated or related corporations and entities, past and present, including but not limited to Western Digital Technologies, Inc., Western Digital (Fremont), LLC, WD Media, LLC, and HGST, Inc., as well as each and all of its and their owners, trustees, officers, directors, managers, shareholders, members, partners, administrators, fiduciaries, representatives, attorneys, assignees, successors, insurers, benefit plans, agents and employees, past and present, and each of them (collectively, “Released Parties”), from and with respect to any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys’ fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Executive’s employment relationship with, or the ending of Executive’s employment with, any of the Released Parties, including but in no way limited to, any act or omission committed or omitted prior to the date of execution of this Release. This general release of claims includes, but is in no way limited to, any and all wage and hour claims, claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any statute, constitution or regulation, including but not limited to any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990, the Older Workers Benefits Protection Act (“OWBPA”), the Fair Labor Standards Act (“FLSA”), the federal Consolidated Omnibus Budget Reconciliation

Act of 1985 (“COBRA”) and Cal-COBRA, the Immigration and Nationality Act Section 1324a, the federal Worker Adjustment and Retraining Notification Act (“WARN”), California WARN Labor Code Sections 1400 et seq., the California Fair Employment and Housing Act (“FEHA”), the Family and Medical Leave Act of 1993 (“FMLA”) , the California Family Rights Act (“CFRA”), the California Labor Code and Industrial Welfare Commission Wage Orders, or any other federal, state or local laws, regulations or ordinances, and any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, or disability, and every type of relief (legal, equitable and otherwise) available to Executive, from the beginning of time to the date Executive signs this Release.

B.
The foregoing release of claims does not extend to Executive’s right to receive (i) any vested rights or benefits under the terms of any “employee benefit plan,” as defined in Section 3(3) of ERISA or any Western Digital nonqualified deferred compensation plan; (ii) Executive’s vested rights, if any, under any stock option grant or stock award pursuant to the terms of such grant agreement or applicable equity award plan; (iii) indemnification under California Labor Code § 2802 California Corporations Code §317, Western Digital’s by-laws, any indemnification agreement between Western Digital and Executive, or any other federal or state statute, law, regulation or provision that confers upon Executive a right to defense or indemnification arising out of the services he performed for Western Digital or any of the Releasees; (iv) claims under the ADEA that may arise after the date Executive signs this Release; or (v) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement as a matter of law. Executive understands that nothing in the Release shall preclude Executive from filing a claim for unemployment or workers compensation insurance. Executive understands that nothing in this Release or the Agreement shall preclude Executive from filing a charge or complaint with any state or federal government agency or to participate or cooperate in such a matter; Executive agrees, however, to waive and release any right to seek or receive monetary damages resulting from any such charge or complaint or any action or proceeding brought by such government agency.

C.
This Release applies to claims or rights that Executive may possess either individually or as a class member, and Executive waives and releases any right to participate in or receive money or benefits from any class action settlement or judgment after the date this Release is signed that relates in any way to Executive’s employment with Western Digital.

D.	This Release is binding on Executive’s heirs, family members, dependents, beneficiaries, executors, administrators, successors and assigns.

E.
The obligations stated in this Release are intended as full and complete satisfaction of any and all claims the Executive has now, or has had in the past. By signing this Release, Executive specifically represents that Executive has made reasonable effort to become fully apprised of the nature and consequences of this Release, and that Executive understands that if any facts with respect to any matter covered by this Release are found to be different from the facts Executive now believes to be true, Executive accepts and assumes that risk and agrees that this Release shall be effective notwithstanding such differences. Executive expressly agrees that this Release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.

F.	Executive represents and warrants that neither Medicare nor Medicaid has made any payment for medical services or items pursuant to 42 U.S.C. § 1395y and the corresponding regulations, or otherwise, relating to the Released Matters. “Released Matter” means any released accident, occurrence, injury, illness, disease, loss, claim, demand, damages, or matter that is subject to this Release and the releases herein. Executive acknowledges and agrees that neither Western Digital nor any of the Released Parties has any obligation or responsibility to reimburse Medicare, Medicaid, the Centers for Medicare and Medicaid Services, or any other entity or person for any past or future injury related medical expenses that have arisen or may hereafter arise out or relate in any way to the Released Matters. Executive acknowledges and agrees that it is Executive’s responsibility alone to reimburse such entities for any payments made on their behalf for such past or future medical expenses, if any, and Executive agrees to indemnify and hold harmless Western Digital and the Released Parties from any and all claims, demands, liens, subrogated interests and/or causes of action of any nature or character that have been or may in the future be asserted by Medicare and/or Medicaid and/or persons acting on behalf of Medicare and/or Medicaid concerning medical, hospital, or other expenses arising of the Released Matters, or concerning any claim based on inaccurate or inadequate information provided by Executive concerning Executive’s status as a Medicare or Medicaid beneficiary.

G.
Executive promises not to pursue any claim that Executive has settled by this Release. If Executive breaks this promise, Executive agrees to pay all of Western Digital’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. Executive understands that nothing in this Release shall be deemed to preclude Executive from challenging the knowing and voluntary nature of this Release before a court or the Equal Employment Opportunity Commission (“EEOC”), or from filing a charge with the EEOC, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment laws. Executive understands, however, that, by signing this Release, Executive is waiving the right to monetary recovery based on claims asserted in such a charge or complaint.

2. 1542 Waiver. It is Executive’s intention in signing this Release that the general release of claims should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges and understands the significance and consequence of such release and such specific waiver of SECTION 1542
3.Workers’ Compensation. Executive acknowledges that Executive has no pending claim for workers’ compensation benefits against Western Digital. Executive warrants and represents that Executive does not have any work-related injury or illness arising from Executive’s employment at Western Digital.

4.Receipt of Compensation Due. Executive acknowledges and agrees that Executive has received with Executive’s final paycheck all salary and vacation payments due and owing to Executive through Executive’s Severance Date and that such payment was not made contingent on the execution of this Release. Executive also acknowledges and agrees that Executive has not suffered any on-the-job injury for which Executive has not already filed a claim, that Executive has been properly provided any leave of absence due to Executive or a family member’s health condition, and that Executive has not been subjected to any improper treatment, conduct or actions due to or related to any request by Executive for or taking of any leave of absence because of Executive’s own or a family member’s health condition, nor has Executive been denied any leave requested under the Family and Medical Leave Act or the California Family Rights Act. Executive has not been retaliated against for reporting any allegations of wrongdoing by Western Digital or its officers, including any allegations of corporate fraud.

5.Acceptance and Revocation Rights. Executive is hereby advised (a) to consult with an attorney if Executive desires prior to signing this Release, (b) that this Release does not waive rights or claims that may arise after it is executed by Executive, and (c) that Executive has twenty-one (21) days in which to consider and accept this Release by signing and returning this Release to Western Digital. In addition, Executive has a period of seven (7) days following Executive’s execution of this Release in which Executive may revoke the Release. This Release will not become effective or enforceable until the seven (7) day revocation period has passed without revocation. If Executive does not advise Western Digital (by communicating such revocation to the Executive Vice President and Chief Human Resources Officer within such seven (7) day period) of Executive’s intent to revoke the Release, Executive has waived the right to revoke the Release, and it will become effective and enforceable.

6.Denial of Liability. This Release does not constitute an admission by Western Digital of any violation of federal, state or local law, ordinance or regulation or of any liability or wrongdoing whatsoever. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by Western Digital. This Release may be introduced, however, in any proceeding to enforce the Release.

7.Warranty Regarding Non-Assignment. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless Western Digital from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

8.Entire Agreement. This Release and the Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties in respect of the subject matter contained herein. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of said State without regard to principles of conflict of laws. Any claim or dispute by either party with respect to this Release shall be subject to the arbitration provisions set forth in Section 25 of the Agreement.

9.Amendment. This Release may be modified only with a written instrument executed by both parties.

10.Counterparts. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

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IN WITNESS WHEREOF, the undersigned have read and understand the consequences of this Release and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this ________ day of ________ 2016.

“EXECUTIVE”
Print Name: Olivier C. Leonetti
Signature: _________________________________

EXECUTED this ________ day of _______ 2016.
“WESTERN DIGITAL”

Print Name: _______________________________
Title: _____________________________________
Signature: _________________________________

EXHIBIT B
PROPOSED TALKING POINTS

Olivier was very well-liked by his colleagues on the executive team and throughout the Company. They valued his work ethic, his decency, and his willingness to listen and collaborate to meet important company goals.

Olivier demonstrated great integrity throughout his tenure as CFO, and maintained robust processes and a strong controls environment to help ensure the accuracy of the company’s financials.

Olivier worked closely and successfully with the Company’s audit committee on a range of matters, including assessing the Company’s enterprise risks, overseeing the Company’s global cash position, and supervising the Company’s effective tax rate worldwide.

Olivier spent significant time with the Company’s key investors and analysts, explaining the Company’s strategy and the industry and macroeconomic trends the Company encountered. He was regarded as an accessible and trusted spokesperson for the Company.